UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2006

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On April 25, 2006, the Board of Directors of Gerber Scientific, Inc. (the "Company") approved two changes to compensation arrangements affecting the Company's non-employee directors.

Effective as of May 1, 2006, the annual fees payable to the Company's non-employee directors for service on the Board of Directors will be increased to $40,000 from $20,000. The Company pays these fees in cash on a quarterly basis.

The Board of Directors approved an amendment to the Non-Employee Director's Stock Grant Plan, effective as of May 1, 2006, to change the stock incentive awards made to the Company's non-employee directors under the Plan. Before the amendment, non-employee directors were credited annually with shares of the Company's common stock having a fair market value at the time of the award equal to $25,000. One quarter of these shares were credited to a director's account on the last business day of each calendar quarter using the fair market value of the common stock on such dates. Delivery of the shares credited to a director was deferred until the director ceased to serve as a director. Under the agreement, as amended, each non-employee director will receive an annual grant of 5,000 shares of common stock in lieu of the $25,000 fair market value equity award. One quarter of these shares, or 1,250 shares, will be credited to each director's account on the last business day of each calendar quarter. Consistent with the Plan's administration before the amendment, delivery of the shares credited to each director will be deferred until the director ceases to serve as a director.

Item 1.02   Termination of a Material Definitive Agreement

On April 24, 2006, following a review of currently prevailing terms of change in control agreements offered to executives of public companies, the Management Development and Compensation Committee of the Board of Directors of the Company approved the termination, effective as of April 30, 2007, of the change in control agreements between the Company and some of its executives, including the Company's Chief Executive Officer, Chief Financial Officer and other most senior executive officers. The Company and the designated executives entered into these agreements on various dates through 2005. The agreements are automatically extended for one-year terms at the beginning of each fiscal year (May 1), unless the Company sends the designated executives a notice of non-extension not later than April 30 of the immediately preceding fiscal year. The Company sent the foregoing notice of non-extension on April 25 and 26, 2006.

For purposes of the agreements, the term "change in control" is defined to include certain changes in beneficial ownership of the Company's common stock, including generally the acquisition by any person or group of persons of the Company's voting securities representing 30% or more of the total number of votes eligible to be cast at any election of directors of the Company. A "change in control" also includes certain business combination, liquidations and, under certain circumstances, an event which results in the persons who are then the incumbent directors of the Company ceasing to constitute a majority of the Board of Directors.

The agreements are operative only if a "change in control" occurs and the executive's employment with the Company is terminated within two years following the change in control or if there are significant changes in the executive's position with the Company during such period which would allow the executive to leave for "good reason," as defined in the agreements. Under such circumstances, each of such agreements provides for:

    a lump sum payment of a multiple of years of the executive's annual salary and target bonus;
    continuation of health and life insurance and other employee welfare benefits provided by the Company;
    immediate vesting of stock options; and
    reimbursement of federal excise taxes, if any, resulting from the payment of the benefits under the agreement.

The lump sum payment multiple is three years for the Chief Executive Officer and two and one-half years for Senior Vice Presidents. The benefits provided in the change of control agreements are in lieu of any separation or severance benefits under the executive's employment agreement with the Company, if any, or under the Company's termination, separation, severance or similar plans or policies.

In consideration for the foregoing payments, each executive has agreed that, for a period of one year following the executive's termination of employment upon a change in control, the executive will not engage in the same or a substantially similar business as that conducted and carried on by the Company or any of its subsidiaries or in a business which is directly competitive with the Company or any of its subsidiaries on the date of such termination or at any time during such one-year period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GERBER SCIENTIFIC, INC.
April 28, 2006	By:	__/s/ William V. Grickis_
William V. Grickis Senior Vice President, General Counsel, and Secretary (On behalf of the Registrant)